SHARE PURCHASE & SALE AGREEMENT

THIS AGREEMENT is made and entered into this 23rd day of AUGUST, 2010,

BY and BETWEEN:

HILARY VIEIRA an individual residing at 1 Hillpath Crescent, Brampton ON, L6Z 4V1
(hereinafter referred to as the "Seller")

OF THE FIRST PART

-and –

EDWARD MINNEMA and individual residing at 50 McMurray Avenue, Apartment #1, Toronto ON, M6P 2T1
(hereinafter referred to as the "Purchaser"

OF THE SECOND PART

WITNESSETH:

WHEREAS, the Seller is the record owner and holder of Sixteen Million (16,000,000) shares of the capital stock of DIVERSIFIED SECURE VENTURES CORP. (SECURE RUNWAY SYSTEMS CORP.), (hereinafter referred to as the "Corporation"), a PUBLIC corporation; and

WHEREAS, the Purchaser desires to purchase said stock and the Seller desires to sell said stock, upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE:

Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, transfer, and deliver to the Purchaser certificates representing such stock, and the Purchaser shall purchase from the Seller the Corporation's Stock in consideration of the purchase price set forth in this Agreement. The certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion.

The closing of the transactions contemplated by this Agreement (the "Closing"), shall be held at BRAMPTON, ONTARIO, on AUGUST 23rd 2010, or such other place, date and time as the parties hereto may otherwise agree.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE.

The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller hereby warrants and represents:

Restrictions on Stock.

i. The Seller is not a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.

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ii. The Seller is the lawful owner of the Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.

iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, calls or rights to subscribe of any character relating to the stock, nor are there any securities convertible into such stock.

4. REPRESENTATIONS AND UNDERTAKING OF PURCHASER.

i. The Purchaser hereby undertakes that inasmuch as a result from the transition contemplated herein he will have a controlling interest in the Company, until such time as the Seller realizes the full Consideration herein; the Purchaser will exercise such control to ensure that the shares of the Corporation shall not be diluted.

ii. Furthermore; in the event that the Purchaser gives up control by disposing of his shares in any fashion, he shall obtain to and for the benefit of the Seller from a subsequent controlling shareholder or shareholders as the case may be, an Undertaking to the same effect as set out in paragraph 4.i. above.

iii. In the event that the shares of the Corporation are diluted contrary to the provisions herein, the Sixteen Million (16,000,000) shares shall be released from escrow to or to the order of the Seller and any funds advanced to date by the Purchaser shall be treated as liquidated damages and shall not be refunded to the Purchaser.

5. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER.

The Seller and the Purchaser hereby represent and warrant that there has been no act or omission by the Seller, the Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

6. GENERAL PROVISIONS

(a) Entire Agreement.

This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law.

This agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the PROVINCE OF ONTARIO. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in BRAMPTON, IN THE PROVINCE OF ONTARIO. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable lawyer's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

Signed, sealed and delivered in the presence of:

WITNESS	EDWARD MINNEMA
WITNESS	HILARY VIEIRA

EXHIBIT "A"

AMOUNT AND PAYMENT OF PURCHASE PRICE

(a) Consideration.

As total consideration for the purchase and sale of the Corporation's Stock (16,000,000 SHARES), pursuant to this Agreement, the Purchaser shall pay to the Seller the sum of FIFTY THOUSAND CDN Dollars ($50,000.00 CDN.

(b) Agreement Terms

HILARY VIEIRA will transfer the stock certificate(s) at the Direction of EDWARD MINNEMA;

From the date this agreement is signed and onward, HILARY VIERA grants EDWARD MINNEMA full and unencumbered voting rights and privileges and proxy rights until the transfer is completed; and

The stock certificates will be held in trust by the Seller's solicitors, Prouse Dash and Crouch LLP and

Upon full and complete payment of FIFTY THOUSAND CDN Dollars ($ 50,000.00 CDN) by way of certified cheque, bank draft or cash, the stock certificate(s) equaling Sixteen Million (16,000,000) shares will be released from Trust by Prouse, Dash and Crouch LLP to or at the Direction of EDWARD MINNEMA.

SIGNED at Brampton, Ontario this 23rd day of August, 2010.

WITNESS

EDWARD MINNEMA

WITNESS

HILARY VIEIRA